UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 30, 2020

Sundance Energy Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36302	61-1949225
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1050 17th Street, Suite 700 Denver, CO 80265	(303) 543-5700
(Address of principal executive offices, including Zip Code)	(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	SNDE	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.	☐

Item 8.01 Other Events.

As previously indicated in its Quarterly Report on Form 10-Q for the nine months ended September 30, 2020, Sundance Energy Inc. (the “Company”) was not in compliance as of such date with respect to (a) the Asset Coverage Ratio under its second lien term loan facility or (b) the Total Debt to EBITDA Ratio or minimum Current Ratio under its senior secured revolving credit facility. In addition, pursuant to the second lien term loan facility, the Company was required to enter into a restructuring support agreement with its lenders by November 30, 2020 which did not occur. As a result of such non-compliance, the Company was unable to deliver applicable compliance certificates under such facilities and cross-defaults under each facility were triggered. While they have not yet done so, these events of default allow the lenders to demand immediate repayment of the amounts outstanding under our credit facilities.

The Company has not yet received waivers or amendments from the lenders to waive or otherwise address these events of default. The Company continues to actively work with the lenders under each facility to provide for any waivers, amendments, or forbearances necessary, although there can be no assurances that the Company will be able to do so. If the Company is unsuccessful in its efforts, it may be necessary for the Company to seek protection from its creditors under Chapter 11 of the U.S. Bankruptcy Code, or such creditors may seek other remedies.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 1, 2020

SUNDANCE ENERGY INC.

By:	/s/ Cathy L. Anderson
Name:	Cathy L. Anderson
Title:	Chief Financial Officer